Exhibit 99.02 - Pro Forma Financials

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On December 14, 2018 and March 5, 2019, Tecogen Inc. (“the Company”) completed the sales of its interests in two and six agreements, respectively, and associated assets (collectively “the assets”) relating to the generation and sale of energy to an unrelated third party in exchange for $2.0 million and $5.0 million, cash, respectively. The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements, which have been presented to give effect to the dispositions of the assets. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 is presented as if the dispositions had occurred as of September 30, 2018. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2018 is presented as if the dispositions had occurred on January 1, 2018. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 is presented as if the dispositions had occurred on May 18, 2017, the date the assets were acquired as part of a larger acquisition. The unaudited pro forma condensed consolidated balance sheet and statements of operations for these respective periods are being provided for illustrative purposes only and do not purport to represent what our results of operations or financial position would have been if the transactions had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period. Any of the factors underlying these estimates and assumptions may change or prove to be materially different and the estimates and assumptions may not be representative of facts that existed upon completion of the dispositions.

The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma adjustments and primary assumptions are described in the accompanying notes. The unaudited pro forma condensed consolidated financial statements and the related notes should be read in conjunction with the historical consolidated financial statements and accompanying notes of Tecogen Inc. included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018.

Exhibit 99.02 - Pro Forma Financials

TECOGEN INC.
Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2018
(Unaudited)

	Tecogen Inc.	Dispositions of	Pro Forma
	Historical	Assets	Adjustments	Notes	Pro Forma

Cash and cash equivalents	$136,717	$—	$7,000,000	(a)	$7,136,717
Accounts receivable, net	11,548,663	—	—		11,548,663
Unbilled revenue	4,441,565	—	—		4,441,565
Inventory, net	5,983,067	—	—		5,983,067
Prepaid and other currents assets	815,269	—	—		815,269
Total current assets	22,925,281	—	7,000,000		29,925,281
Property, plant and equipment, net	11,107,509	(6,825,539)	—	(b)	4,281,970
Intangible assets, net	2,935,279	(1,341,584)	—	(b)	1,593,695
Goodwill	13,365,655	—	—		13,365,655
Other assets	427,810	—	—		427,810
Total assets	$50,761,534	$(8,167,123)	$7,000,000		$49,594,411

Revolving line of credit, bank	$1,708,888	$—	$—		$1,708,888
Accounts payable	5,716,426	—	—		5,716,426
Accrued expenses	2,196,921	—	591,000	(c)	2,787,921
Deferred revenue	1,718,376	—	—		1,718,376
Total current liabilities	11,340,611	—	—		11,931,611
Deferred revenue, net of current portion	343,031	—	—		343,031
Unfavorable contract liability, net	6,534,074	(3,372,337)	—	(b)	3,161,737
Total liabilities	18,217,716	(3,372,337)	—		15,436,379
Common stock	24,819	—	—		24,819
Additional paid-in capital	56,371,583	—	—		56,371,583
Accumulated deficit	(24,298,191)	—	1,614,214	(d)	(22,683,977)
Total Tecogen Inc. stockholders’ equity	32,098,211	—	1,614,214		33,712,425
Noncontrolling interest	445,607	—	—		445,607
Total stockholders' equity	32,543,818	—	1,614,214		34,158,032
Total liabilities and stockholders' equity	$50,761,534	$(3,372,337)	$1,614,214		$49,594,411

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.02 - Pro Forma Financials

TECOGEN INC.
Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended September 30, 2018
(Unaudited)

	Tecogen Inc.	Dispositions of
	Historical	Assets	Pro Forma

Net sales and gross revenues	$26,567,276	$(2,037,868)	$24,529,408
Cost and expenses applicable to sales and revenues	16,686,781	(1,387,453)	15,299,328
Gross profit	9,880,495	(650,415)	9,230,080
Selling, general and administrative expenses	10,015,085	—	10,015,085
Research and development	993,102	—	993,102
Loss from operations	(1,127,692)	(650,415)	(1,778,107)
Interest and other income	7,926	—	7,926
Interest expense	(56,195)	—	(56,195)
Unrealized loss on investment securities	(59,042)	—	(59,042)
Loss from continuing operations before income taxes	(1,235,003)	(650,415)	(1,885,418)
Provision for income taxes on continuing operations	42,679	—	42,679
Net loss from continuing operations	(1,277,682)	(650,415)	(1,928,097)
Income attributable to the noncontrolling interest	(58,946)	—	(58,946)
Net loss attributable Tecogen Inc. shareholders	$(1,336,628)	$(650,415)	$(1,987,043)

Per common share data:
Net loss per share - basic and diluted	$(0.05)		$(0.08)
Weighted average shares outstanding - basic and diluted	24,813,936		24,813,936

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.02 - Pro Forma Financials

TECOGEN INC.
Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2017
(Unaudited)

	Tecogen Inc.	Dispositions of
	Historical	Assets	Pro Forma

Net sales and gross revenues	$33,202,666	$(1,707,016)	$31,495,650
Cost and expenses applicable to sales and revenues	20,248,262	(1,094,566)	19,153,696
Gross profit	12,954,404	(612,450)	12,341,954
Selling, general and administrative expenses	11,792,323	—	11,792,323
Research and development	936,929	—	936,929
Income (loss) from operations	225,152	(612,450)	(387,298)
Interest and other income	27,626	—	27,626
Interest expense	(155,082)	—	(155,082)
Income (loss) from continuing operations before income taxes	97,696	(612,450)	(514,754)
Provision for income taxes on continuing operations	—	—	—
Net income (loss) from continuing operations	97,696	(612,450)	(514,754)
Income attributable to the noncontrolling interest	(50,260)	—	(50,260)
Net income (loss) attributable Tecogen Inc. shareholders	$47,436	$(612,450)	$(565,014)

Per common share data:
Net income (loss) per share - basic	$—		$(0.02)
Net income (loss) per share - diluted	$—		$(0.02)
Weighted average shares outstanding - basic	23,171,033		23,171,033
Weighted average shares outstanding - diluted	23,342,627		23,171,033

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.02 - Pro Forma Financials

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. PRO FORMA ADJUSTMENTS TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)
Adjustment to reflect the receipt of cash consideration of $2.0 and $5.0 million, respectively, from the sales of the Company’s interests in two and six agreements, respectively, and associated assets (collectively “the assets”) relating to the generation and sale of energy to an unrelated third party.

(b)	Adjustment to derecognize the carrying value of the assets sold.

(c)	Adjustment to recognize liability for costs related to assets sold which were incurred subsequent to September 30, 2018.

(d)
Adjustment for estimated gain on the sales. The amount of the actual gain will be calculated based on the carrying value of the assets as of the closing of the transactions and therefore differ from the estimate which employs the carrying values as of September 30, 2018.